UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2020

CPI CARD GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37584 (Commission File Number)	26-0344657 (I.R.S. Employer Identification No.)

	CPI Card Group Inc. 10026 West San Juan Way, Suite 200 Littleton, CO (Address of principal executive offices)	80127 (Zip Code)

(720) 681-6304

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	PMTS	OTC Markets Group Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

CPI Card Group Inc. (the “Company”) previously adopted the CPI Card Group Inc. Omnibus Incentive Plan, as amended and restated, effective September 25, 2017 (the “Plan”) and has also entered into retention awards in the most recent two years in lieu of making awards under the Plan. The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), in consultation with its external compensation consultant, Willis Towers Watson, has decided that, given the effectiveness of the retention awards that have retained and motivated the leadership team who has continued to improve the Company’s performance over the last twelve months and a desire to create further alignment of executive compensation with shareholder value creation, along with creating continued incentives to drive excellence in individual performance and attracting and retaining key employees, it is in the Company’s best interest to (i) award Restricted Stock Units (as defined in the Plan) under the Plan pursuant to Restricted Stock Unit Agreements (the “RSU Agreements”), and (ii) enter into additional Retention Agreements (the “Retention Agreements”), each with the Company’s named executive officers (“NEOs”) and other key employees.

Accordingly, effective October 2, 2020, the Compensation Committee approved (i) the RSU Agreements; and (ii) the Retention Agreements, each of which is described in more detail below.

RSU Agreements

On October 2, 2020, the Compensation Committee approved the RSU Agreements with the Company’s NEOs and other key employees (each, a “Participant”), pursuant to which the Company agreed to grant to each such Participant Restricted Stock Units (as defined in the Plan), which shall vest into shares of the Company’s common stock on the second anniversary of the grant date. The other terms of the RSU Agreements are substantially similar to those awards granted pursuant to the previously disclosed forms of award agreements for executive officers under the Plan.

The following awards of Restricted Stock Units are granted to the Company’s principal executive officer, principal financial officer and NEOs under the RSU Agreements: (i) 54,757 Restricted Stock Units to Mr. Scheirman, Chief Executive Officer; (ii) 13,126 Restricted Stock Units to Mr. Lowe, Chief Financial Officer; (iii) 14,870 Restricted Stock Units to Mr. Dubin, Senior Vice President and General Manager, Personalization, Prepaid and Instant Issuance; and (iv) 13,796 Restricted Stock Units to Mr. DiMaggio, Senior Vice President and General Manager, Secure Card.

Retention Agreements

On October 2, 2020, the Company also entered into Retention Agreements with the Company’s NEOs and other key employees, each of which becomes effective upon the recipient’s execution of their Retention Agreement. Under the terms of each Retention Agreement, each recipient is entitled to a cash retention payment (the “Retention Payments”) of a specified amount. The Retention Payments will be paid to the Company’s executive officers as soon as administratively feasible following the effective dates of the respective Retention Agreements.

Under the Retention Agreements, in the event a recipient of a Retention Payment voluntarily terminates his or her employment without Good Reason (as defined in each Retention Agreement), or the Company terminates such recipient’s employment for Cause (as defined in each Retention Agreement), in either case, before March 15, 2022 (the “Retention Date”), then such recipient will be required to promptly repay to the Company, in any event no later than ten (10) days following such termination, an amount equal to the Retention Payment. A recipient will not be required to repay a Retention Payment in the event of termination of employment due to death or disability, by the Company without Cause or by the recipient for Good Reason prior to the Retention Date.

The Retention Payments to the Company’s principal executive officer, principal financial officer and NEOs under the Retention Agreements will be, respectively, $562,215 for Mr. Scheirman; $134,773 for Mr. Lowe; $152,676 for Mr. Dubin; and $141,652 for Mr. DiMaggio.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPI CARD GROUP INC.

Dated: October 6, 2020	By:	/s/ Sarah J. Kilgore
	Name:	Sarah J. Kilgore
	Title:	Chief Legal and Compliance Officer